Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
Reinsurance Group of America, Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	Other	100,000 (2)	$200.57	$20,057,000	0.00014760	$2,960.42

Total Offering Amounts					$20,057,000		$2,960.42

Total Fee Offsets							—

Net Fee Due							$2,960.42

(1)
This registration statement, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), covers an indeterminate number of additional shares of the common stock, par value $0.01 per share (the “Common Stock”) of Reinsurance Group of America, Incorporated (the “Registrant”), which may become issuable with respect to the shares of Common Stock registered hereunder in the event of a stock split, stock dividend or similar transaction.

(2)	Represents shares of Common Stock reserved for issuance pursuant to the Registrant’s Employee Stock Purchase Plan.
(3)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) and Rule 457(c) of the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on August 8, 2024.